EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-105974 on Form S-8 of Gasco Energy, Inc. of our report dated March 25, 2004, (which report expresses and unqualified opinion and includes an explanatory paragraph for the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations") appearing in this Annual Report on Form 10-K of Gasco Energy, Inc. for the year ended December 31, 2003.


/s/Deloitte & Touche LLP
Denver, Colorado
March 25, 2004